Exhibit 99(a)

         First Bancorp Refutes Article About Merger With Capital Bank
    TROY, N.C., Sept. 3 /PRNewswire-FirstCall/ -- First Bancorp
(Nasdaq: FBNC), the parent company of First Bank, is taking the unusual step of refuting a rumor of a potential merger transaction.

    In the May 19, 2003 issue of the Triangle Business Journal, an article written by Lee Weisbecker entitled, "Capital in Merger Tango with Troy-based Bank," suggested that there were discussions of a potential merger between First Bancorp and Capital Bank (Nasdaq: CBKN), located in Raleigh. At the time of the article, officials at both institutions, citing long-standing policies, would neither confirm nor deny any possible merger.

    Due to persistent rumors caused by this article, First Bancorp has elected to make a public statement about the story to set the record straight. There were no discussions of a possible merger taking place at the time the article was written and no discussions have taken place since that time.

    James H. Garner, President and CEO of First Bancorp stated, "While we have no plans to alter our long-standing policy of not commenting on potential merger transactions, and we do not intend to refute rumors on an ongoing basis, we felt it was necessary to make this statement. It had been reported to us that some of our bank competitors were using the article in an attempt to lure customers away from the four RBC Centura branches that we are acquiring later this year in Kenansville, Wallace, Harmony, and Fairmont, all in North Carolina. We are eager to begin serving the good folks in these towns and regret any concern that they may have had about the possibility of multiple bank conversions."

    First Bancorp is a bank holding company based in Troy, North Carolina, with total assets of approximately $1.3 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 51 branch offices, with 47 branches operating in a sixteen county market area in the central piedmont region of North Carolina;
3 branches in Dillon County, South Carolina; and 1 branch in Wytheville, Virginia, where First Bank does business as First Bank of Virginia. First Bancorp's common stock is traded on the NASDAQ National Market under the symbol "FBNC."

SOURCE  First Bancorp

    -0-                             09/03/2003

    /CONTACT:  James H. Garner of First Bancorp, +1-910-576-6171/

    /Web site:  http://www.firstbancorp.com /

    (FBNC CBKN)

CO:  First Bancorp; First Bank; Capital Bank

ST:  North Carolina, South Carolina

IN:  FIN PUB

SU:  TNM